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EXHIBIT 21.
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                         SUBSIDIARIES OF THE COMPANY
                         ---------------------------


Subsidiaries                                              State of Organization
------------                                              ---------------------

Southwest Bank of St. Louis                               Missouri

        Louisville Realty Corporation                     Missouri

        RE Holding Company A                              Missouri
        RE Holding Company B                              Missouri
        RE Holding Company C                              Missouri

        SWB Real Estate Investment Trust                  Missouri

Southwest Bank, Belleville                                Illinois

Southwest Bank of Phoenix                                 Arizona

MVBI Capital Trust                                        Missouri

Mississippi Valley Capital Company                        Missouri